CAPCAS LICENSE AGREEMENT

AGREEMENT made as of this 31th day of May, 2007 by and between:

1.	ELSEVIER B.V., a corporation organised and existing under the laws of The Netherlands, with offices at Radarweg 29, 1043 NX Amsterdam, The Netherlands, hereinafter referred to as "LICENSOR", o f
t h e o n e p a r t,
and
Reprints Desk, a corporation organised and existing under the laws of the state of California, US, with offices at 10990 Wilshire Boulevard, suite 1410, Los Angeles, California 90024, USA hereinafter referred to as "LICENSEE", o f t h e o t h e r p a r t.

W I T N E S S E T H
a)
WHEREAS, LICENSOR has created a database "Computer Aided Production for Current Awareness Services" in electronic format, containing bibliographic information and abstracts of scientific articles from certain Journals owned and published by LICENSOR, hereinafter referred to and defined as "CAPCAS"; and

b)
WHEREAS, LICENSOR wishes to make CAPCAS available to third parties for production purposes, allowing such parties access to pre-published information from the Journals of LICENSOR and enabling such parties to integrate the CAPCAS information into the database(s) of LICENSEE said forth hereunder; and

c)
WHEREAS, LICENSEE is a database producer and wishes to integrate CAPCAS into its current Product[s], and wishes to distribute and sell these Product[s] after they have been integrated with CAPCAS information.

d)	WHEREAS, LICENSEE wishes to obtain specific rights in respect of the CAPCAS information, delivered by LICENSOR to LICENSEE in electronic files, as set forth hereunder;

NOW, THEREFORE, in consideration of the promises and agreements contained herein, the parties agree as follows:

ARTICLE 1   GRANT OF LICENCE
1.1          Definitions

a)	"CAPCAS Data" as used in this Agreement, means a collection of Items, as defined hereunder;
b)
"Item" as used in this Agreement, means the bibliographic information and abstract, when included, of an individual scientific article and other document types, such as errata, editorials, and short communications;

c)	"Journals" as used in this Agreement, means the Journals covered in the CAPCAS database;
d)	"Multiple Uses of Items" as used in this Agreement, means the repeated use of an Item in more than one of the databases produced by the LICENSEE;
e)	"Product[s]" as used in this Agreement, means the Product[s] produced and published by LICENSEE for its Customers containing CAPCAS information;
f)	"Profile" as used in this Agreement, means those CAPCAS Journals which are selected, by LICENSEE and which contain the CAPCAS Data;

g)	“Subscribed Titles” as used in this Agreement, means the Journal Profile obtained through the Licensor’s online ScienceDirect® system;
h)
"Updates" as used in this Agreement, means new CAPCAS Data containing the new Items as published in the issues of the Journals, delivered by LICENSOR to LICENSEE on an ongoing basis as further set forth in Article 2.1 hereunder.

1.2          Grant
For the term of this Agreement and subject to the terms and conditions set forth herein, LICENSOR grants to LICENSEE a non-exclusive non-transferable license, hereinafter referred to as "the License", to do the following:
a)	To mount the CAPCAS Data on the computer system of LICENSEE and to extract the Items from the CAPCAS Data that will be integrated with the current Products[s] of LICENSEE;
b)	To manipulate and to adapt the CAPCAS Data in order to conform with the database[s] format[s] of LICENSEE;
c)	To provide copies of the full-text articles of the Subscribed Titles for the sole purposes as described under this Agreement and within the limitations as further described in Annex 1.

1.3	Restrictions
a)
LICENSEE is not allowed to reproduce, to redistribute or otherwise create a Product[s] copied directly and exclusively, i.e. not integrated with the Product[s] of LICENSEE, from the CAPCAS material provided by LICENSOR to LICENSEE;

b)	LICENSEE shall not grant any sublicense of any rights under this license without express prior written approval of LICENSOR, which approval may be denied for any reason;
c)
LICENSEE acknowledges the ownership and copyright of the CAPCAS information of LICENSOR in each Item included in the CAPCAS Data, and LICENSEE agrees to maintain and display LICENSOR's copyright notice which appears in the CAPCAS Data on each Item in all of LICENSEE's Products and Services, in the following form:

"Copyright  200X [relevant publication yr] Elsevier B.V... All rights reserved"
The year will be changed by LICENSOR to reflect the relevant publication year;
d)	Except for those rights specifically provided for in the License, LICENSOR retains all right, title and interest in and to CAPCAS, and all other material and property provided by LICENSOR to LICENSEE.

ARTICLE 2   SUPPLY OF CAPCAS MATERIAL
2.1	Updates
Subject to the terms and conditions set forth herein, CAPCAS shall be updated by LICENSOR approximately on a weekly basis.

ARTICLE 3 FEES AND PAYMENT
3.1
For providing the CAPCAS material under this Agreement LICENSEE will pay LICENSOR for the content published in the period between the 1st of January 2007 and the 31st of December 2007 a fee of US Dollars 165,000.00 {one hundred and sixty five thousand}. LICENSEE will purchase the remaining 1997-2006 CAPCAS records within 60 days of 12/31/07 latest, at a fee of $330,000.

3.2
Annual invoices are sent by LICENSOR to LICENSEE and are based on the manner and the number of Items delivered. The amount on the invoice will be increased with Value Added Tax ("VAT") and other taxes [where relevant]. Payment of the invoices to LICENSOR is due within 30 days of the date set forth on the invoice, into a bank account designated by LICENSOR.

3.3
The fees set forth in article 3.1 may at the sole option of Licensor, be revised annually starting as from January 2008 and for each calendar year. Licensor will inform Licensee in writing of such a revision no later than October 31st of each calendar year for the following calendar year. Such revisions will be at a reasonable level.

ARTICLE 4  JOURNALS, CHANGES IN STRUCTURE/FORMAT
4.1	Journals
LICENSOR, in its sole discretion, may remove or add Journals to those that are covered by the CAPCAS database.
4.2	Changes in structure/format
If and when LICENSOR plans to implement any significant changes in the structure or format of CAPCAS Data or other material supplied to LICENSEE, LICENSOR shall give written and reasonably detailed notice thereof to LICENSEE 3 [three] months in advance.

ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF LICENSEE
5.1	Warranty and liability

LICENSEE agrees to indemnify and hold harmless, within the rules of applicable law, LICENSOR for any loss or liability arising from negligent acts, including acts of omission, and acts of wilful misconduct by LICENSEE.

ARTICLE 6   REPRESENTATION AND WARRANTIES OF LICENSOR
6.1	Warranty and liability
a)
LICENSOR hereby represents and warrants that to the best of its knowledge the information contained in CAPCAS does not infringe any copyright of third parties, but LICENSOR cannot undertake a guarantee to that effect.

b)
Should the CAPCAS material furnished under this Agreement become, or in the opinion of LICENSOR be likely to become, the subject of a claim for infringement, LICENSOR may authorise the continued use of, replace, remove or modify such CAPCAS information to render it non-infringing.

c)
LICENSOR DOES NOT WARRANT THE SCIENTIFIC ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN CAPCAS INFORMATION, NOR DOES IT WARRANT THE SUITABILITY OF THIS INFORMATION FOR ANY PARTICULAR USE OR APPLICATION, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS OR SUITABILITY FOR A PARTICULAR PURPOSE. CONSEQUENTLY, LICENSOR CANNOT BE HELD RESPONSIBLE FOR ANY DAMAGES ARISING FROM THE USE OF CAPCAS.

d)
No responsibility is assumed by LICENSOR for any injury and/or damage to persons or property as a matter of products or services liability, negligence or otherwise, or from any use or operation of any methods, products, instructions or ideas contained in the CAPCAS information, including lost profits, loss or use or incidental, consequential, exemplary or punitive damages caused to any person as a result of the use of the CAPCAS material. Because of rapid advances in the medical sciences, independent verification of diagnoses and drug dosages should be made.

e)
In no event will LICENSOR be liable to LICENSEE or any third party for consequential damages within the rules of applicable law. Where liability is assumed this will never exceed 25% of the annual license fee.

ARTICLE 7   DURATION
7.1
This Agreement shall become effective as of 1 June 2007 and shall terminate on 31 December, 2007, hereinafter referred to as the "Termination Date", with an automatic renewal for subsequent 12 [twelve] months periods, except if either party to this Agreement gives notice in writing to the other party 60 [sixty] days prior to the [initial] Termination Date.

ARTICLE 8   CANCELLATION AND TERMINATION
8.1
Either party shall be entitled to cancel this Agreement for cause by giving notice in writing by registered mail to the other party, at the address first mentioned above, that the other party has failed to meet or is apparently unable or unwilling to meet one or more of the obligations of this Agreement. In such a case, the other party will have 60 [sixty] days to meet the stated obligation[s] and, if it does not do so, this Agreement will be cancelled effective the last day of the 60 [sixty] day period, at the option of the non-infringing party.

8.2
Upon termination or cancellation of this Agreement, all obligations and rights under this Agreement will end on the effective date of the termination or cancellation except for the payments required under this Agreement, which shall survive the termination or cancellation of this Agreement. After termination or cancellation of this Agreement, LICENSEE will abstain from using the original CAPCAS information supplied to it. LICENSEE will erase or destroy from magnetic computer tapes and disks and make unsuitable for the  uses licensed under this Agreement, all original CAPCAS information received from LICENSOR. An  independent third party shall witness and notarise such erasure or destruction. Upon termination the access  to the ScienceDirect® system shall terminate as well.

ARTICLE 9  ENTIRE AGREEMENT, AMENDMENT, NO ASSIGNMENT,  WAIVER
9.1
This Agreement sets forth the entire understanding of the parties on the subject matter hereof, and supersedes all previous oral or written representations or agreements relating to the rights and duties provided for herein, and this Agreement may not be modified or amended except by written agreement of the parties.

9.2
If the majority of shares or if a major portion of the assets of LICENSEE is transferred, sold, assigned or pledged to another individual or company, or there is a change in the control or management of LICENSEE, LICENSEE will notify LICENSOR in writing within 5 [five] days, and LICENSOR, within 30 [thirty] days of the notification, will have the option of terminating this Agreement upon 45 [forty five] days written notification to the new owner of the shares or the assets of LICENSEE, or the new controller or management of LICENSEE.

9.3	This Agreement shall bind and inure to the benefit of LICENSOR, its successor and assigns.

ARTICLE 10  CONFIDENTIALITY AND NO AGENCY
10.1
The parties agree to maintain as confidential and not to disclose to any non-affiliated third party without the other party’s prior written consent the financial terms and conditions of this Agreement.

10.2	In its commercial communication LICENSEE will not make use of any trade name or trademark belonging toLICENSOR. Any reference to LICENSORS trade names/rights will be subject to prior approval of LICENSORwill not unreasonably withhold its approval

ARTICLE 11  GOVERNING LAW AND JURISDICTION
11.1	Governing law
This Agreement shall be governed and construed in accordance with the laws of The Netherlands.
11.2	Jurisdiction
Any dispute arising in connection with this Agreement or the breach thereof, shall, in the absence of an amicable solution by the parties, belong to the exclusive jurisdiction of the competent courts in Amsterdam, The Netherlands.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement this ... day of ........,

ELSEVIER B.V.

By	:	_________________________	By	:	_________________________

Name	:	.........................	Name	:	Amanda Spiteri
Title	:	.........................	Title	:	Director, Pharmaceutical Development Group

Annex 1
Document Delivery

Licensee is the provider of a document delivery service called [Reprints.com docdel] operated through [Reprints.com], through which it provides copies to its customers of articles from a variety of journals and periodicals through arrangements with the publishers of such journals and periodicals.

The parties accept that the license provisions contained herein are more permissive than the provisions of local national copyright law that may apply to the Licensee, and agree that the provisions of this Agreement shall govern all aspects of the license and transactions contemplated hereby.

Section 1.  License and Limitations on License

1.1
Licensor hereby grants a non-exclusive and non-transferable license to Licensee to use articles of the Subscribed Titles as source material for providing document delivery services described below to its customers to fulfill customer requests on an article-by-article basis for specific articles from the Subscribed Titles provided:

- the requested article is electronically copied and electronically delivered through a system with DRM technology (as described below in section 1.2).; and
- that no more than 3 articles from any Subscribed Title issue may be provided to any individual customer within a 1 month period; and further
- that unless such information is readily apparent from the copy made, the source, title, author and publisher of the Subscribed Title article shall be included in the delivery.

1.2.1	The document delivery service will include the following technological protections (as demonstrated to and approved by Licensor):
- an access and entitlement mechanism will be included such that access will be through password protected (or similar) mechanisms to ensure limited access;
- the electronic file can only be downloaded and saved on the requester’s system twice;
- the electronic file, once downloaded, can only be printed twice; and
- the electronic file cannot be forwarded or transmitted to other parties.

1.2.2
The Licensee is not authorized and may not engage in systematic reproduction of Elsevier Journal issues other than for the fulfillment of specific requests from individual customers, is not authorized to retain an archive of copied requested articles, is not authorized to provide articles other than from Subscribed Articles and is not authorized to provide print deliveries under this Agreement.

1.2.3
Neither Licensee nor its customers may modify, adapt, transform, translate or create any derivative work based on the articles from the Elsevier Journals, or otherwise use same in a manner that would infringe the copyright or other proprietary rights therein. Copyright notices, other notices or disclaimers included in the Subscribed Title articles may not be removed, obscured or modified in any way.

Section 2. Fees and Accounting

2.1.1
The fee for the initial contract term 1 June 2007 – 31 May 2008 to be paid to Licensor for each article delivered as permitted hereby shall be US$30 based on a prepayment requirement as per 2.2 below. The rights granted under this license are in addition to rights that the Licensee may have under the copyright laws of its country to copy and deliver a certain number of copies from the print Subscribed Titles.

Upon signing of this agreement Licensee shall prepay Licensor $300,000 for a maximum of 10,000 articles to be provided for the full year (“Credits”) multiplied by the fee noted above. Licensee shall pay Licensor this fee (the “Fees”) within thirty (30) days of date of invoice. The Fees shall be exclusive of any sales, use, value added, withholding or similar tax and the Licensee shall be liable for any such taxes in addition to the Fees.  Access to the full text of Subscribed Titles on ScienceDirect® will be granted by Licensor once full payment of the Fees has been received.

Licensee shall provide financial statements on a quarterly basis in the format noted on Schedule 1 no later than 30 days after the close of the quarter with respect to articles from the Subscribed Titles actually delivered to customers during such period to Licensor.

At 31 May 2008 any unused Credits shall accrue to Licensor.

 With respect to the first such quarter, the parties accept that the period shall commence as of the effective date hereof and end on the end of the first full quarter.

2.3
The Licensee will keep records and accounts relating to the performance of this Agreement, in accordance with generally accepted accounting practices and at no cost to the Licensor. Records are not required to be available sooner than ninety (90) days after the due date to which they refer. The records must be kept intact for three (3) years, and must be available at the premises of the Licensee for the purpose of this Agreement, for inspection and the making of extracts and copies by the Licensor, its auditors and agents, upon reasonable written request, and at the expense of the Licensor, unless substantial variances of more than ten (10%) percent are identified and documented, in which event the Licensee will compensate Licensor for such expenses.

Section 3.   Proprietary, Confidential & Trade Secret information

3.1
In order to effect this Agreement, certain information and business practices disclosed by the parties to each other in the course of each party’s performance hereunder will be of a proprietary, confidential and trade secret nature (“Confidential Information”). Such Confidential Information shall include, but shall not be limited to, content data, billing information, software, technical protocols, service methods and the terms of this Agreement. The Confidential Information obligations shall survive the termination of this Agreement for one (1) year.

3.2
Licensor and Licensee hereby agree that neither party, nor any of their respective representatives, agents, or employees, shall use nor disclose any confidential information, especially personal information, for any purpose other than as required and necessary for each party’s responsible performance of its obligations under this Agreement, nor shall either party disclose any of the terms and conditions of this Agreement to any other party, unless so required pursuant to any administrative proceeding or so ordered by a court of law or other competent jurisdiction.

Schedule 1 to Annex 1

Format for periodic reports

Period:  ____________ through _____________, 200_.

Sub Rights Income
Transaction Import File Format

File name:     Agency name, sub name (if any), period no. and year of return
Format:          Single Header record followed by many Detail records;
ASCII, column oriented (i.e. not comma separated/delimited);
Character fields should be left justified;
Numeric fields should be zero filled and right justified with decimal requirements as defined for individual fields

Field no.	Start	Length	Item	Format	Description
			Header Record
1	1	1	Record Type	Char	Value “1”
2	2	7	Record Sequence	Numeric	“0000000”
3	9	20	Agency Name	Char	Licensee name
4	29	20	Agency file reference	Char	A unique identifier for this file, e.g. Agency reference, period, year
5	49	1	Constant	Char	Value “A”
6	50	8	Transaction Count	Numeric	Total number of Detail records
7	58	12	Total Value	Numeric	Sum of the Detail record values to 2 decimal places of whole currency, e.g. 1572.70 for $1572.70
8	70	3	Currency	Char	ISO Currency code: e.g. GBP – Pounds Sterling, USD – US Dollars, EUR – Euros
			Detail Record
			Mandatory data
1	1	1	Record Type	Char	Value “2”
2	2	7	Record Sequence	Numeric	Starting at “0000001” and incrementing by 1 for each Detail record
3	9	13	Product identity	Char	Valid ISSN or ISBN; left justified, no separators e.g. “-“
4	22	100	Product title	Char	Journal or book title
5	122	1	Income type	Char	Value “C”
6	123	3	Income currency	Char	The currency in which the transaction value is recorded, as per the ISO standard
7	126	11	Income value	Numeric	Net value of the transaction to 2 decimal places (after deduction of any agency fees, etc.), e.g. 2.70 for $2.70
			Optional data
8	137	10	Invoice number or transaction ref	Char	Unique Agency reference for this transaction
9	147	8	Transaction date	Char	DDMMYYYY
10	155	50	Publisher	Char	} Free format data that
11	205	50	Author	Char	} may be available
12	255	50	Article title	Char	} from the agency to
13	305	20	Journal year	Char	} help identify any
14	325	20	Volume issue	Char	} unrecognised products.
15	345	10	No of pages	Char	} These fields should be space
16	355	100	Any other info.	Char	} filled if not available